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                                                                      (m)(2)(ii)

(ING FUNDS LOGO)

January 1, 2007

ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Waiver of Fee Payable under Amended and Restated Service and Distribution Plan for the Class A Shares

Ladies and Gentlemen:

     By this letter dated January 1, 2007, we have agreed to waive the distribution fee payable to us under the Amended and Restated Service and Distribution Plan for Class A Shares of ING Emerging Countries Fund, a series of ING Mutual Funds, of 0.10% of the average daily net assets attributable to Class A Shares of the Fund for the period from January 1, 2007 through and including December 31, 2007.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                        Sincerely,


                                        /s/ Todd Modic
                                        ----------------------------------------
                                        Todd Modic
                                        Senior Vice President


Agreed and Accepted:
ING Mutual Funds
(on behalf of ING Emerging Countries Fund)


By: /s/ Robert S. Naka
    ---------------------------------
    Robert S. Naka
    Executive Vice President

7337 E. Doubletree Ranch Rd.      Tel: 480-477-3000   ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034         Fax: 480-477-2744
                                  www.ingfunds.com